SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
                AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                    13d-2 (b)
                             (Amendment No._______)*



                                  Motive, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    61980V107
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 27
                            Exhibit Index on Page 23

CUSIP NO. 61980V107                                       13G                                          Page 2 of 27
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures V, L.P. ("AV V")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,602,460 shares, except that AV Partners V, L.P. ("AVP V"), the
              SHARES                          general partner of AV V, may be deemed to have  sole power to vote
           BENEFICIALLY                       these shares, and Joseph C. Aragona ("Arogona"), Kenneth P. DeAngelis
      OWNED BY EACH REPORTING                 ("DeAngelis"), Jeffery C. Garvey ("Garvey), John D. Thornton
              PERSON                          ("Thornton") and Blaine F. Wesner ("Wesner"), the general  partners of
               WITH                           AVP V, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,602,460 shares, except that AVP V, the general partner of AV V, may be deemed to have sole power to dispose of these shares, and Aragona,
                                              DeAngelis, Garvey, Thornton and Wesner, the general partners of AVP V, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,602,460
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 61980V107                                       13G                                          Page 3 of 27
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures V Affiliates Fund, L.P. ("AV V A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        80,135 shares, except that AVP V, the general partner of AV V A, may
              SHARES                          be deemed to have sole power to vote these shares, and Aragona,
           BENEFICIALLY                       DeAngelis, Garvey, Thornton and Wesner, the general  partners of AVP V,
     OWNED BY EACH REPORTING                  may be deemed to have shared power to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              80,135 shares, except that AVP V, the general partner of AV V A, may be deemed to have sole power to dispose of these shares, and Aragona,
                                              DeAngelis, Garvey, Thornton and Wesner, the general partners of AVP V, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       80,135
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 61980V107                                       13G                                          Page 4 of 27
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      AV Partners V, L.P. ("AVP V")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,682,595 shares, of which 1,602,460 are directly owned by AV V and
              SHARES                          80,135 are directly owned by AV V A.  AVP V, the general partner of
           BENEFICIALLY                       AV V and AV V A, may be deemed to have the sole power to vote these
     OWNED BY EACH REPORTING                  shares, and Aragona, DeAngelis, Garvey, Thornton and Wesner, the
              PERSON                          general partners of AVP V, may be deemed to have shared power to vote
               WITH                           these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,682,595 shares, of which 1,602,460 are directly owned by AV V and
                                              80,135 are directly owned by AV V A. AVP V, the general partner of AV
                                              V and AV V A, may be deemed to have the sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Thornton and Wesner, the
                                              general partners of AVP V, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See Response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,682,595
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 61980V107                                       13G                                          Page 5 of 27
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures VI, L.P. ("AV VI")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,595,547 shares, except that AV Partners VI, L.P. ("AVP VI"), the
              SHARES                          general partner of AV VI, may be deemed to have  sole power to vote
           BENEFICIALLY                       these shares, and Aragona, DeAngelis, Garvey, Edward E. Olkkola
      OWNED BY EACH REPORTING                 ("Olkkola"), Thornton and Wesner, the general partners of AVP VI, may
              PERSON                          be deemed to have shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,595,547 shares, except that AVP VI, the general partner of AV VI, may be deemed to have sole power to dispose of these shares, and
                                              Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,595,547
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 61980V107                                       13G                                          Page 6 of 27
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures VI Affiliates Fund, L.P. ("AV VI A")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        44,875 shares, except that AVP VI, the general partner of AV VI A, may
              SHARES                          be deemed to have sole power to vote these shares, and Aragona,
           BENEFICIALLY                       DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners
    OWNED BY EACH REPORTING                   of AVP VI, may be deemed to have  shared power to vote these shares.
              PERSON
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              44,875 shares, except that AVP VI, the general partner of AV VI A, may be deemed to have sole power to dispose of these shares, and Aragona,
                                              DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       44,875
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 61980V107                                       13G                                          Page 7 of 27
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      AV Partners VI, L.P. ("AVP VI")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,640,422 shares, of which 1,595,547 are directly owned by AV VI and
              SHARES                          44,875 are directly owned by AV VI A.  AVP VI, the general partner of
           BENEFICIALLY                       AV VI and AV VI A, may be deemed to have the sole power to vote these
    OWNED BY EACH REPORTING                   shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner,
              PERSON                          the general partners of AVP VI, may be deemed to have  shared power to
               WITH                           vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,640,422 shares, of which 1,595,547 are directly owned by AV VI and
                                              44,875 are directly owned by AV VI A. AVP VI, the general partner of
                                              AV VI and AV VI A, may be deemed to have the sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and
                                              Wesner, the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,640,422
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 61980V107                                       13G                                          Page 8 of 27
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Austin Ventures VII, L.P. ("AV VII ")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        973,133 shares, except that AV Partners VII, L.P. ("AVP  VII"), the
              SHARES                          general partner of AV VII, may be deemed to have sole power to vote
           BENEFICIALLY                       these shares, and Aragona, DeAngelis, Olkkola, Thornton and Wesner,
    OWNED BY EACH REPORTING                   the general partners of AVP VII, may  be deemed to have shared power to
              PERSON                          vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              973,133 shares, except that AVP VII, the general partner of AV VII, may be deemed to have sole power to dispose of these shares, and
                                              Aragona, DeAngelis, Olkkola, Thornton and Wesner, the general partners of AVP VII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       973,133
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 61980V107                                       13G                                          Page 9 of 27
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      AV Partners VII, L.P. ("AVP VII")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        973,133 shares, all of which are directly owned by AV VII. AVP VII,
              SHARES                          the general partner of AV VII, may be deemed to have the sole power to
           BENEFICIALLY                       vote these shares, and Aragona, DeAngelis, Olkkola, Thornton and
     OWNED BY EACH REPORTING                  Wesner, the general partners of AVP VII, may be deemed to have shared
              PERSON                          power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              973,133 shares, all of which are directly owned by AV VII. AVP VII, the general partner of AV VII, may be deemed to have the sole power to dispose of these shares, and Aragona, DeAngelis, Olkkola, Thornton and
                                              Wesner, the general partners of AVP VII, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       973,133
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    3.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 61980V107                                       13G                                          Page 10 of 27
---------------------------------------                                        --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Joseph C. Aragona ("Aragona")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              5,185 shares.
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 4,296,150 shares, of which 1,602,460 are directly owned by AV V,
              PERSON                          80,135 are directly owned by AV V  A, 1,595,547 are directly owned by
               WITH                           AV VI, 44,875 are directly owned by AV VI A and 973,133 are directly owned by AV VII. Aragona is a general partner of AVP V, the general partner of AV V and AV V A; AVP VI, the general partner of AV
                                              VI and AV VI A; and AVP VII, the general partner of AV VII, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              5,185 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              4,296,150 shares, of which 1,602,460 are directly owned by AV V,
                                              80,135 are directly owned by AV V A, 1,595,547 are directly owned by
                                              AV VI, 44,875 are directly owned by AV VI A and 973,133 are directly owned by AV VII. Aragona is a general partner of AVP V, the general partner of AV V and AV V A; AVP VI, the general partner of AV VI and
                                              AV VI A; and AVP VII, the general partner of AV VII, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,301,335
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.7%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 61980V107                                       13G                                          Page 11 of 27
---------------------------------------                                        --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Kenneth P. DeAngelis ("DeAngelis")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              -0-
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 4,296,150 shares, of which 1,602,460 are directly owned by AV V,
              PERSON                          80,135 are directly owned by AV V  A, 1,595,547 are directly owned by
               WITH                           AV VI, 44,875 are directly owned by AV VI A and 973,133 are directly owned by AV VII. DeAngelis is a general partner of AVP V, the general partner of AV V and AV V A; a general partner of AVP VI, the general partner of AV VI and AV VI A; and a general partner of AVP
                                              VII, the general partner of AV VII, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              4,296,150 shares, of which 1,602,460 are directly owned by AV V,
                                              80,135 are directly owned by AV V A, 1,595,547 are directly owned by
                                              AV VI, 44,875 are directly owned by AV VI A and 973,133 are directly owned by AV VII. DeAngelis is a general partner of AVP V, the general partner of AV V and AV V A; a general partner of AVP VI, the general partner of AV VI and AV VI A; and a general partner of AVP VII, the general partner of AV VII, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,296,150
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.7%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 61980V107                                       13G                                          Page 12 of 27
---------------------------------------                                        --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Jeffery C. Garvey ("Garvey")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              -0-
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 3,323,017 shares, of which 1,602,460 are directly owned by AV V,
              PERSON                          80,135 are directly owned by AV V A, 1,595,547 are directly owned by
               WITH                           AV VI and 44,875 are directly owned by AV VI A. Garvey is a general partner of both AVP V, the general partner of AV V and AV V A, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,323,017 shares, of which 1,602,460 are directly owned by AV V,
                                              80,135 are directly owned by AV V A, 1,595,547 are directly owned by
                                              AV VI and 44,875 are directly owned by AV VI A. Garvey is a general partner of both AVP V, the general partner of AV V and AV V A, and AVP
                                              VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,323,017
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.9%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                              * SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO. 61980V107                                       13G                                          Page 13 of 27
---------------------------------------                                        --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John D. Thornton ("Thornton")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              -0-
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 4,296,150 shares, of which 1,602,460 are directly owned by AV V,
              PERSON                          80,135 are directly owned by AV V  A, 1,595,547 are directly owned by
               WITH                           AV VI, 44,875 are directly owned by AV VI A and 973,133 are directly owned by AV VII. Thornton is a general partner of AVP V, the general partner of AV V and AV V A; a general partner of AVP VI, the general partner of AV VI and AV VI A; and a general partner of AVP
                                              VII, the general partner of AV VII, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              4,296,150 shares, of which 1,602,460 are directly owned by AV V,
                                              80,135 are directly owned by AV V A, 1,595,547 are directly owned by
                                              AV VI, 44,875 are directly owned by AV VI A and 973,133 are directly owned by AV VII. Thornton is a general partner of AVP V, the general partner of AV V and AV V A; a general partner of AVP VI, the general partner of AV VI and AV VI A; and a general partner of AVP VII, the general partner of AV VII, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,296,150
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.7%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 61980V107                                       13G                                          Page 14 of 27
---------------------------------------                                        --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Edward E. Olkkola ("Olkkola")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              -0-
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,613,555 shares, of which 1,595,547 are directly owned by AV VI,
              PERSON                          44,875 are directly owned by AV VI A and 973,133 are directly owned
               WITH                           by AV VII. Olkkola is a general partner of both AVP VI, the general partner of AV VI and AV VI A, and AVP VII, the general partner of AV VII, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,613,555 shares, of which 1,595,547 are directly owned by AV VI,
                                              44,875 are directly owned by AV VI A and 973,133 are directly owned by
                                              AV VII. Olkkola is a general partner of both AVP VI, the general partner of AV VI and AV VI A, and AVP VII, the general partner of AV
                                              VII, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,613,555
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.2%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 61980V107                                       13G                                          Page 15 of 27
---------------------------------------                                        --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Blaine F. Wesner ("Wesner")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)   [ ]              (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              -0-
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 4,296,150 shares, of which 1,602,460 are directly owned by AV V,
              PERSON                          80,135 are directly owned by AV V A, 1,595,547 are directly owned by
               WITH                           AV VI, 44,875 are directly owned by AV VI A and 973,133 are directly owned by AV VII. Wesner is a general partner of AVP V, the general partner of AV V and AV V A; a general partner of AVP VI, the general partner of AV VI and AV VI A; and a general partner of AVP
                                              VII, the general partner of AV VII, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              4,296,150 shares, of which 1,602,460 are directly owned by AV V,
                                              80,135 are directly owned by AV V A, 1,595,547 are directly owned by
                                              AV VI, 44,875 are directly owned by AV VI A and 973,133 are directly owned by AV VII. Wesner is a general partner of AVP V, the general partner of AV V and AV V A; a general partner of AVP VI, the general partner of AV VI and AV VI A; and a general partner of AVP VII, the general partner of AV VII, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,296,150
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    16.7%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                             * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER
                  --------------

                  Motive, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  9211 Waterford Ctr Blvd., Suite 100
                  Austin, TX 78758

 ITEM 2(A).       NAME OF PERSONS FILING
                  ----------------------

                  This Statement is filed by Austin Ventures V, L.P., a Delaware limited partnership ("AV V"), Austin Ventures V Affiliates Fund, L.P., a Delaware limited partnership ("AV V A"), AV Partners V, L.P., a Delaware limited partnership ("AVP V"), Austin Ventures VI, L.P., a Delaware limited partnership ("AV VI"), Austin Ventures VI Affiliates Fund, L.P., a Delaware limited partnership ("AV VI A"), AV Partners VI, L.P., a Delaware limited partnership ("AVP VI"), Austin Ventures VII, L.P., a Delaware limited partnership ("AV VII"), AV Partners VII, a Delaware limited partnership, ("AVP VII"), Joseph C. Aragona ("Aragona"), Kenneth P. DeAngelis ("DeAngelis"), Jeffery C. Garvey ("Garvey), John D. Thornton ("Thornton"), Blaine F. Wesner ("Wesner") and Edward E Olkkola ("Olkkola"). Aragona, DeAngelis, Garvey, Thornton and Wesner are the general partners of AVP V. Aragona, DeAngelis, Garvey, Thornton, Wesner and Olkkola are the general partners of AVP
                  VI. Aragona, DeAngelis, Thornton, Wesner and Olkkola are the general partners of AVP VII. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  AVP V, the general partner of AV V and AV V A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV V and AV V A. Aragona, DeAngelis, Garvey, Thornton and Wesner are the general partners of AVP V and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV V and AV V A.

                  AVP VI, the general partner of AV VI and AV VI A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV VI and AV VI A. Aragona, DeAngelis, Garvey, Thornton, Wesner and Olkkola are the general partners of AVP VI and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV VI and AV VI A.

                  AVP VII, the general partner of AV VII, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AV VII. Aragona, DeAngelis, Thornton, Wesner and Olkkola are the general partners of AVP VII and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AV VII.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE
                  ---------------------------

                  The address for each of the Reporting Persons is:

                  Austin Ventures
                  300 West Sixth Street, Suite 2300
                  Austin, Texas 78701

ITEM 2(C)         CITIZENSHIP
                  -----------

                  AV V, AV V A, AV VI, AV VI A, AV VII, AVP V, AVP VI and AVP VII, are Delaware limited partnerships. Aragona, DeAngelis, Garvey, Thornton, Wesner and Olkkola are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 61980V107

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP
                  ---------

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

                      (a) Amount beneficially owned:

                            See Row 9 of cover page for each Reporting Person.

                      (b) Percent of Class:

                            See Row 11 of cover page for each Reporting Person.

                      (c) Number of shares as to which such person has:

                                (i)  Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                                (ii) Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                               (iii) Sole power to dispose or to direct the
                                     disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                                (iv) Shared power to dispose or to direct the
                                     disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.


ITEM 5.           OWNERSHIP OF LESS THAN FIVE PERCENT OR LESS OF A CLASS.
                  ------------------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
                  --------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of AV V, AV V A, AVP V, AV VI, AV VI A, AVP VI, AV VII and AVP VII, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                  ----------------------------------------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  -------------

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February __, 2005


AUSTIN VENTURES V, L.P.                       /s/ Kevin Kunz
                                              --------------------------------------------------------------
By AV Partners V, L.P.,                       Signature
Its General Partner
                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES V AFFILIATES FUND, L.P.       /s/ Kevin Kunz
                                              --------------------------------------------------------------
By AV Partners V, L.P.,                       Signature
Its General Partner
                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



AV PARTNERS V, L.P.                           /s/ Kevin Kunz
                                              --------------------------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES VI, L.P.                      /s/ Kevin Kunz
                                              --------------------------------------------------------------
By AV Partners VI, L.P.,                      Signature
Its General Partner
                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI AFFILIATES FUND, L.P.      /s/ Kevin Kunz
                                              --------------------------------------------------------------
By AV Partners VI, L.P.,                      Signature
Its General Partner
                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



AV PARTNERS VI, L.P.                          /s/ Kevin Kunz
                                              --------------------------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact

                                                                   Page 21 of 27

AUSTIN VENTURES VII, L.P.                     /s/ Kevin Kunz
                                              --------------------------------------------------------------
By AV Partners VII, L.P.,                     Signature
Its General Partner
                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



AV PARTNERS VII, L.P.                         /s/ Kevin Kunz
                                              --------------------------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact





JOSEPH C. ARAGONA                             /s/ Kevin Kunz
                                              --------------------------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



KENNETH P. DeANGELIS                          /s/ Kevin Kunz
                                              --------------------------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



JEFFERY C. GARVEY                             /s/ Kevin Kunz
                                              --------------------------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



JOHN D. THORNTON                              /s/ Kevin Kunz
                                              --------------------------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact



BLAINE F. WESNER                              /s/ Kevin Kunz
                                              --------------------------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact

                                                                   Page 22 of 27


EDWARD E. OLKKOLA                             /s/ Kevin Kunz
                                              --------------------------------------------------------------
                                              Signature

                                              Kevin Kunz
                                              Chief Financial Officer/Attorney-In-Fact


                                  EXHIBIT INDEX




                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 24
Exhibit B: Reference to Kevin Kunz as Attorney-In-Fact                27

                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Motive, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February __, 2005


AUSTIN VENTURES V, L.P.                              /s/ Kevin Kunz
By AV Partners V, L.P.,                              --------------------------------------------------------------
Its General Partner                                  Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES V AFFILIATES FUND, L.P.              /s/ Kevin Kunz
By AV Partners V, L.P.,                              --------------------------------------------------------------
Its General Partner                                  Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact



AV PARTNERS V, L.P.                                  /s/ Kevin Kunz
                                                     --------------------------------------------------------------
                                                     Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI, L.P.                             /s/ Kevin Kunz
By AV Partners VI, L.P.,                             --------------------------------------------------------------
Its General Partner                                  Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact



AUSTIN VENTURES VI AFFILIATES FUND, L.P.             /s/ Kevin Kunz
By AV Partners VI, L.P.,                             --------------------------------------------------------------
Its General Partner                                  Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact



AV PARTNERS VI, L.P.                                 /s/ Kevin Kunz
                                                     --------------------------------------------------------------
                                                     Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES VII, L.P.                            /s/ Kevin Kunz
By AV Partners VII, L.P.,                            --------------------------------------------------------------
Its General Partner                                  Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact



AV PARTNERS VII, L.P.                                /s/ Kevin Kunz
                                                     --------------------------------------------------------------
                                                     Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact

JOSEPH C. ARAGONA                                    /s/ Kevin Kunz
                                                     --------------------------------------------------------------
                                                     Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact



KENNETH P. DeANGELIS                                 /s/ Kevin Kunz
                                                     --------------------------------------------------------------
                                                     Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact



JEFFERY C. GARVEY                                    /s/ Kevin Kunz
                                                     --------------------------------------------------------------
                                                     Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact



JOHN D. THORNTON                                     /s/ Kevin Kunz
                                                     --------------------------------------------------------------
                                                     Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact

                                                                   Page 26 of 27

BLAINE F. WESNER                                     /s/ Kevin Kunz
                                                     --------------------------------------------------------------
                                                     Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact



EDWARD E. OLKKOLA                                    /s/ Kevin Kunz
                                                     --------------------------------------------------------------
                                                     Signature

                                                     Kevin Kunz
                                                     Chief Financial Officer/Attorney-In-Fact

                                    EXHIBIT B

                   REFERENCE TO KEVIN KUNZ AS ATTORNEY-IN-FACT

         Kevin Kunz has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.